Exhibit 10.5

TRIPLE NET OFFICE LEASE AGREEMENT

THIS TRIPLE NET OFFICE LEASE AGREEMENT (this “Lease”) is made and entered into on this 4 day of May, 2010, by and between COLUMBIA AVENUE PARTNERS, LLC, a Tennessee limited liability company, (“Landlord”), and FRANKLIN SYNERGY BANK, a Tennessee banking corporation (“Tenant”).

1. Leased Premises.

a. Subject to and upon the terms hereinafter set forth, and in consideration of the sum of Ten Dollars ($ 10.00) and the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, Landlord does hereby lease and demise to Tenant, and Tenant does hereby lease and take from Landlord, that certain improved real property municipally known as 722 Columbia Avenue located in Franklin, Williamson County, Tennessee, consisting of approximately 16,153 rentable square feet and more particularly described in Exhibit A attached hereto (the “Premises”).

b. Tenant’s taking possession of the Premises or any portion thereof shall be conclusive evidence against Tenant that such portion of the Premises was then in good order and satisfactory condition, subject to any “punch list” items identified in writing from Tenant to Landlord within thirty (30) days following completion of Landlord’s Work, and further subject to any latent defects in Landlord’s Work of which Tenant notifies Landlord in writing within one (1) year from the completion of Landlord’s Work. Except to the extent expressly set forth in this Lease, Tenant acknowledges that no promise by or on behalf of Landlord, any of Landlord’s beneficiaries, or any of their respective agents, partners or employees to alter, remodel, improve, repair, decorate or clean the Premises has been made to or relied upon by Tenant, and that no representation respecting the condition of the Premises by or on behalf of Landlord, any of Landlord’s beneficiaries, or any of their respective agents, partners or employees has been made to or relied upon by Tenant.

2. Term. Subject to and upon the terms and conditions set forth herein, or in any exhibit hereto, the term (together with any extensions or renewals thereof, the “Term”) of this Lease shall commence on the Commencement Date (defined below) and shall expire one hundred eighty months (180) after the Commencement Date. “Commencement Date” shall mean the date Tenant begins its business operations in the Premises but in no event later than 30 days after Landlord completes Landlord’s Work and delivers possession of the Premises to Tenant by Landlord giving Tenant written notice. For purposes of clarification, immaterial “punch list” items identified by Tenant pursuant to Section 1(b) shall not affect the Commencement Date, unless they materially and adversely affect Tenant’s ability to (i) operate its business in the Premises or (ii) complete Tenant’s buildout of the Premises. The Commencement Date shall be set forth in a Commencement Agreement, identical in the form to that attached hereto as Exhibit B and executed by Landlord and Tenant.

3. Use. The Premises are to be used and occupied solely for the purpose of providing banking and financial services and office space and for any other lawful use, but for no unlawful purpose. Tenant shall not use or allow the Premises to be used for any improper, immoral, disreputable or objectionable purpose, and Tenant shall not cause, maintain or permit any nuisance or waste in, on or about the Premises. Without limitation of the foregoing, in no event shall Tenant use or permit the use of all or any portion of the Premises (i) as and/or for sleeping quarters and/or lodging or (ii) for any unlawful purpose of any kind whatsoever and howsoever arising.

4. Rent.

a. Commencing on the Commencement Date and continuing thereafter throughout the full Term of this Lease, Tenant hereby agrees to pay the annual Base Rental (defined and set forth below) and Additional Rental (defined below). The Base Rental shall be due and payable in advance in twelve equal monthly installments on the first day of each calendar month at Landlord’s address as provided herein (or such other address as may be designated by Landlord from time to time). If the Commencement Date is other than the first day of a calendar month or if this Lease expires on other than the last day of a calendar month, then the installments of Base Rental for such month or months shall be prorated.

“Base Rental” shall be, for the first year of the Term:

Year	Per Square Foot First Floor	Per Square Foot Second Floor	Total Per Annum	Total Per Month
1	$31.25	$26.25	$455,945.04	$37,995.42

Following the first year of the Term, Base Rental shall increase on each anniversary of the Commencement Date as set forth herein. Effective on each Adjustment Date (defined below), Base Rental shall be increased (relative to the previous year’s Base Rental) by the percentage increase, if any, in the CPI (defined below); provided, however, that each annual increase in Base Rental shall not be less than 1.5% of the previous year’s annual Base Rental and not more than 3.5% of the previous year’s annual Base Rental. “Adjustment Date” shall mean, as the case may require, each anniversary of the Commencement Date; provided, however, if the Commencement Date is other than the first day of the month, then “Adjustment Date” shall mean, as the case may require, the first day of the first month occurring after each anniversary of the Commencement Date. As used herein, “CPI” shall mean the Consumer Price Index for All Urban Consumers – South Urban Area, All Items, U.S.A. Area, 1982-1984 = 100, as published by the Bureau of Labor Statistics, United States Department of Labor (U.S. City Average). If such index is discontinued, CPI shall then mean the most nearly comparable index published by the Bureau of Labor Statistics or other official agency of the United States Government as determined by Landlord.

b. All sums other than Base Rental due Landlord under this Lease (including, without limitation, amounts reimbursed to Landlord or for which Tenant must indemnify Landlord, late fees, and attorney fees and costs) shall be additional rental (“Additional Rental”). Base Rental and Additional Rental collectively are referred to as “Rental” or “Rent”.

5. Renewal Options.

a. Tenant shall have the right and option to renew the Lease (“Renewal Option”) for two (2) successive renewal periods of five (5) years each (each, an “Option Term”); provided, however, the Renewal Option is contingent upon the following: (i) there is not an Event of Default beyond all applicable cure period(s) at the time Tenant gives Landlord notice of Tenant’s intention to exercise the Renewal Option or at the expiration of the current Term; (ii) no event has occurred that upon notice or the passage of time would constitute an Event of Default, unless Landlord has given notice of default and Tenant is diligently attempting to cure such event; and (iii) Tenant is occupying the Premises. Following expiration of the final Option Term allowable hereunder, Tenant shall have no further right to renew the Lease pursuant to this Section 5.

b. Tenant shall exercise the Renewal Option by giving Landlord notice at least one hundred eighty (180) days prior to the expiration of the current Term. If Tenant fails to give notice to Landlord prior to the 180-day period, then Tenant shall forfeit the Renewal Option. If Tenant exercises the Renewal Option, then during the Option Term, Landlord and Tenant’s respective rights, duties and obligations shall be governed by the terms and conditions of the Lease, except as provided otherwise in this Section. Time is of the essence in exercising the Renewal Option.

c. The Base Rental for an Option Term shall be the Fair Market Rental Rate. “Fair Market Rental Rate” shall mean the market rental rate for the time period such determination is being made for office space in same class office buildings in the area of Franklin, Tennessee (the “Area”) of comparable condition for space of equivalent quality, size, utility, and location. Such determination shall take into account all relevant factors, including, without limitation, the following matters: the credit standing of Tenant; the length of the term; the fact that Landlord will experience no vacancy period and that Tenant will not suffer the costs and business interruption associated with moving its offices and negotiating a new lease; construction allowances and other tenant concessions that would be available to tenants comparable to Tenant in the Area (such as moving expense allowance, free rent periods, and lease assumptions and take over provisions, if any, but specifically excluding the value of improvements installed in the Premises at Tenant’s cost), and whether adjustments are then being made in determining the rental rates for renewals in the Area because of concessions being offered by Landlord to Tenant (or the lack thereof for the Option Term in question). For purposes of such calculation, it will only be assumed that Landlord is paying a representative of Tenant a brokerage commission in connection with the Option Term in question if Landlord is in fact paying a brokerage commission to a representative of Tenant in connection with the applicable Option Term.

6. Utilities and Service. Tenant shall pay, when due, all charges for gas, water, electricity and any and all other utility services used upon the Premises during the Term and any holdover period, including, without limitation, all tap, connection and/or meter fees and deposits.

7. Security Deposit. Tenant hereby agrees to pay to Landlord a security deposit equal in amount to one month’s Base Rental on the day this Lease is executed by Tenant (the “Security Deposit”). Upon the occurrence of any Event of Default by Tenant, Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrears of Base Rental or Additional Rental or any other payment obligation hereunder, including, but not limited to, the cost of any damage, injury, expense, or liability caused by any Event of Default by Tenant hereunder. Any remaining balance of the Security Deposit shall be returned by Landlord to Tenant within a reasonable period of time after the termination or expiration of this Lease and the satisfaction of Tenant’s obligations hereunder. The Security Deposit shall not be considered an advance payment of rental or a measure of Landlord’s damages in case of default by Tenant. Tenant shall not be entitled to receive and shall not receive any interest on the Security Deposit, and Landlord may commingle the same with other monies of Landlord. In the event Landlord applies the Security Deposit or any portion thereof to the payment of any sum described above and this Lease is not terminated, Tenant shall immediately deposit with Landlord an amount of money equal to the amount so applied, and such amount shall be deemed to be part of the Security Deposit. In the event of a sale or transfer of Landlord’s interest in the Premises, Landlord shall have the right to transfer the Security Deposit to the purchaser or lessor, as the case may be, and upon any such transfer and acknowledgement of receipt of Security Deposit by such transferee, Landlord shall be relieved of all liability to Tenant for the return of the Security Deposit, and Tenant shall look solely to the new owner or lessor for the return of the Security Deposit.

8. Keys and Locks. Landlord shall furnish Tenant with two (2) keys for each standard lockset on code required doors entering the Premises from public areas. Additional keys will be Tenant’s responsibility and at Tenant’s expense. All such keys shall remain the property of

Landlord. Upon termination of this Lease, Tenant shall surrender to Landlord all keys to any locks on doors entering or within the Premises, and give to Landlord the explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, in the Premises.

9. Parking. Landlord shall provide approximately 50 parking spaces on the Premises for Tenant’s use.

10. Entry for Repairs and Inspection. Tenant shall permit Landlord and its contractors, agents or representatives to enter into and upon any part of the Premises during reasonable hours to inspect the same; perform maintenance and make repairs, replacements or improvements as set forth under this Lease; and, upon reasonable prior notice to Tenant, for the purpose of showing the Premises to prospective tenants or purchasers. Landlord shall use its reasonable efforts not to interfere materially with the operation of Tenant’s business during any such entry.

11. Laws and Regulations; Encumbrances. Tenant shall comply with, and Tenant shall cause its employees, contractors and agents to comply with, and shall use its best efforts to cause its visitors and invitees to comply with the following, to the extent Tenant has been made aware thereof: (i) all laws, ordinances, orders, rules and regulations of all state, federal, municipal and other governmental or judicial agencies or bodies relating to the use, condition or occupancy of the Premises; and (ii) all recorded easements, operating agreements, parking agreements, declarations, covenants and instruments encumbering the Premises. Copies of all documents described above must be provided to Tenant by Landlord upon Landlord receiving written request from Tenant for the specific documents. Landlord warrants that to Landlord’s knowledge, no such ordinances or other matters of record prohibit Tenant’s use of the Premises as a branch banking facility.

12. Hazardous Substances. Tenant shall comply, at its sole cost and expense, with all laws, ordinances, orders, rules and regulations of all state, federal, municipal and other governmental or judicial agencies or bodies relating to the protection of public health, safety, welfare or the environment (collectively, “Environmental Laws”) in the use, occupancy and operation of the Premises. Tenant agrees that no Hazardous Substances (defined below) shall be used, located, stored or processed on the Premises by Tenant or any of its agents, employees, contractors, assigns, subtenants, guest or invitees, and no Hazardous Substances will be released or discharged from the Premises. The term “Hazardous Substances” shall mean and include all hazardous and toxic substances, waste or materials, any pollutant or contaminant, including, without limitation, PCB’s, asbestos and raw materials that include hazardous constituents or any other similar substances or materials that are now or hereafter included under or regulated by any Environmental Laws or that would pose a health, safety or environmental hazard. Tenant hereby agrees to indemnify, defend and hold harmless Landlord from and against any and all losses, liabilities (including, but not limited to, strict liability), damages, injuries, expenses (including, but not limited to, court costs, litigation expenses, reasonable attorneys’ fees and costs of settlement or judgment), suits and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, Landlord by any person, entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence in or the escape, leakage, spillage, discharge, emission or release from the Premises of any Hazardous Substances by Tenant or any of its agents, employees, contractors, assigns, subtenants, guest or invitees. Tenant shall not be responsible for any Hazardous Substances located on the Premises prior to the date Landlord delivers the Premises to Tenant.

13. Taxes and Assessments.

a. Tenant shall pay all taxes, license fees, and special charges and assessments levied by any taxing authorities against personal property which Tenant owns and/or uses within, upon, or about the Premises, or by reason of the conduct and operation of its business thereon, including, without limitation, any special assessments or charges for water and/or sewers.

b. Tenant shall also pay any and all ad valorem real estate taxes on the Premises and any personal property taxes assessable on any personal property located on the Premises on or before the same are due to the taxing authority. Landlord shall forward all ad valorem tax bills for the Premises to Tenant immediately upon receipt. Landlord shall have the right to pay such taxes before they become delinquent if Tenant has not paid as required under this Lease, and such payment on Tenant’s behalf shall be immediately payable to Landlord by Tenant as Additional Rental.

c. Notwithstanding the foregoing, Tenant shall have no obligation under this Lease to pay: (i) income, profits, intangible, documentary stamps, franchise, corporate, capital stock, succession, estate, gift or inheritance taxes; (ii) any assessment or additional tax associated with a change in ownership of the Premises; or (iii) governmentally imposed “impact fees” related to further improvement of the Premises, including, but not limited to, the widening of exterior roads, the installation of or connection to sewer lines, sanitary and storm drainage systems and other utility lines and installations.

d. Tenant shall indemnify Landlord against all taxes (on personal property and real property), licenses fees, special charges and assessments paid for by Landlord on Tenant’s behalf, and Tenant shall indemnify Landlord against all costs and expenses (including attorney fees) in connection with same. Amounts due Landlord hereunder shall be Additional Rental.

e. Tenant may at its sole cost and expense, and in its own name and/or in the name of Landlord, dispute and contest any of the above-described taxes, license fees, special charges, assessments and/or ad valorem real estate taxes by appropriate proceedings diligently conducted in good faith, but only after Tenant has deposited with Landlord or with an applicable competent authority, in Tenant’s reasonable discretion, the amount so contested and unpaid which shall be held by Landlord (if Landlord is so chosen to hold such deposited funds) in an interest-bearing account until the termination of the proceedings, at which time the amount deposited shall be applied by

Landlord toward the payment of the items held valid (plus any court costs, interest, penalties and other liabilities associated with the proceedings), and Tenant’s share of any excess shall be returned to Tenant. Tenant shall indemnify, defend and hold harmless Landlord from and against any cost, damage or expense, including attorney’s fees, actually and reasonably incurred by Landlord, as Additional Rental, in connection with any such proceedings.

14. Leasehold Improvements.

a. Following completion of Landlord’s Work (defined in Exhibit C hereto) and Tenant’s acceptance of the Premises from Landlord, subject to the “punch list” items and latent defects identified in accordance with Section 1(b) above, Tenant accepts the same “AS IS” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements except as expressly set forth in this Lease. ADDITIONALLY, EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE, LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASEHOLD IMPROVEMENTS OR TO LANDLORD’S WORK, AND ALL IMPLIED WARRANTIES WITH RESPECT TO THE PREMISES, INCLUDING WITHOUT LIMITATION THOSE OF SUITABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXPRESSLY NEGATED AND WAIVED.

b. Tenant shall be entitled to a Tenant Improvement Allowance (defined and set forth in Exhibit C). Notwithstanding the Tenant Improvement Allowance, Tenant agrees that it will make no exterior or structural alterations or additions to the Premises nor post or attach or affix to the exterior of the Premises, any signs, air conditioners or other objects without memorializing such proposed alterations, attachments, or fixtures in a Tenant work letter (in form acceptable to Landlord) and obtaining Landlord’s prior written consent to same. Notwithstanding the foregoing, Tenant shall have the right to make interior, non-structural alterations to the Premises without Landlord’s consent, so long as such alterations do not (i) affect the structure or electrical, plumbing, or mechanical systems of the Premises; or (ii) decrease the value of the Premises. Except as may be covered by Tenant’s Improvement Allowance, Tenant shall be responsible for the cost of such alterations or signs. Tenant shall have the right to install its trade fixtures and equipment in, upon and about the Premises; provided, however, that Tenant shall remove the same on or before the expiration of this Lease, and if so requested by Landlord, promptly after any termination of this Lease; and provided, further, that Tenant shall promptly thereafter repair all damage caused to the Premises by reason of such installation or removal.

c. Tenant shall indemnify and hold Landlord harmless from and against all costs (including reasonable attorneys’ fees and costs of suit), losses, liabilities, or causes of action arising out of or relating to any alterations, additions or improvements made by Tenant to the Premises, including, but not limited to, work not completed in a workmanlike manner and any contractor’s, mechanics’ or materialman’s liens asserted in connection therewith. This indemnification obligation shall survive the Term of this Lease.

d. Should any contractor’s, mechanic’s or other liens be filed against any portion of the Premises by reason of Tenant’s acts or omissions or because of a claim against Tenant, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within thirty (30) days after notice by Landlord. If Tenant shall fail to cancel or discharge said lien or liens, within said thirty (30) day period, Landlord may, at its sole option, cancel or discharge the same and upon Landlord’s demand, Tenant shall promptly reimburse Landlord for all reasonable costs incurred in canceling or discharging such liens, including attorney fees in connection with same.

15. Maintenance and Repairs to the Premises. Following completion of Landlord’s Work, but subject to any “punch list” items, latent defects, or other defects expressly covered by any warranty under this Lease, Tenant shall make and pay for any and all repairs or replacements to any and all portions of the interior and exterior of the Premises which are necessary to keep the same in a good state of repair or condition, such as, but not limited to, the roof and all structural members of the building, all fixtures, furnishings, lighting, air conditioning, plumbing, heating, electrical, floors, walls, ventilation systems, and any and all other parts of the building or other portions of the Premises. Tenant shall also maintain the parking lot, landscaping, plantings, and the exterior of the Premises in a good and neat condition at all times, and Tenant shall perform all maintenance, repairs, replacements and improvements required by any governmental law, ordination, rule or regulation. Notwithstanding anything in this Lease to the contrary, Tenant shall not be required to construct or install any item that is capital in nature, unless the need for such installation or construction is caused by Tenant’s negligence or willful misconduct. Without limiting Tenant’s maintenance and repair obligations hereunder, in the event Tenant fails to commence, within ten (10) days after written notice from Landlord to Tenant, or to diligently complete, any maintenance, repairs, replacements or improvements necessitated by Tenant’s negligence or willful conduct, or necessitated by Tenant’s waste of the Premises, Landlord may, at its option, perform any such maintenance, repairs, replacements or improvements deemed necessary by Landlord, and Tenant shall pay to Landlord on demand Landlord’s cost thereof, plus an administrative fee of ten percent (10%) of such costs as Additional Rental. As used in this Section 15, any requirement to maintain the Premises in a “good state of repair or condition” shall mean maintenance of the Premises in as good a condition as existed upon the initial completion of the improvements on the Premises, reasonable wear and tear and damage by casualty excepted.

16. Condemnation. If all or substantially all of the Premises, or such portion of the Premises as would render, in Landlord’s reasonable judgment, the continuance of Tenant’s business from the Premises impracticable, shall be permanently taken or condemned for any public purpose, then Landlord or Tenant may terminate this Lease. If less than all or substantially all of the Premises shall be taken, then Landlord shall have the option of terminating this Lease by written notice to Tenant within ten (10) days following the date of such condemnation or taking. If this Lease is terminated as provided above, this Lease shall cease and expire as of the date of the taking.

In the event that this Lease is not terminated and a portion of the Premises is taken, Tenant shall pay the Base Rental and Additional Rental up to the date of the taking, and this Lease shall thereupon cease and terminate with respect to the portion of the Premises so taken. Thereafter the Base Rental and Additional Rental shall be adjusted on an equitable basis. If this Lease is not terminated, Landlord shall promptly repair the Premises’ building to an architectural unit, fit for Tenant’s occupancy and business; provided, however, that Landlord’s obligation to repair hereunder shall be limited to the extent of the net proceeds from such taking made available to Landlord for such repair. However, in the event such proceeds are not sufficient to restore the Premises to a condition reasonably suitable for the operation of Tenant’s business, Tenant may terminate this Lease, at the time Landlord notifies Tenant of the extent to which the Premises will be restored. In the event of any temporary taking or condemnation for any public purpose of the Premises or any portion thereof, this Lease shall continue in full force and effect except that Base Rental and Additional Rental shall be adjusted on an equitable basis for the period of such taking, and Landlord shall be under no obligation to make any repairs or alterations. In the event of any taking of the Premises, Tenant hereby assigns to Landlord the value of all or any portion of the unexpired term of the Lease and all leasehold improvements, and Tenant shall not assert a claim for a condemnation award therefor; provided, however, Tenant may pursue a separate award from the condemning authority for (a) relocation and moving expenses, and (b) compensation for loss of Tenant’s business.

17. Fire or Casualty. If the building or any improvement on the Premises shall be damaged in any way, in whole or in part, or rendered untenantable by fire or other casualty, Tenant shall restore the building to its original condition. Rent shall not abate or be reduced following any casualty loss or during any period of restoration. It shall be Tenant’s responsibility to obtain business interruption insurance coverage to insure against any loss Tenant may suffer as a result of any casualty damage to the Premises as well as Tenant’s inability to use all or any part of the Premises as a result of such casualty.

18. Insurance.

a. Liability Insurance. Tenant shall, during the entire term hereof keep in full force and effect a policy or policies of public liability, personal and property damage insurance with respect to the Premises, in which the limits shall be not less than $2,000,000 in the aggregate, and $1,000,000 per occurrence. Such amounts shall be increased every three (3) years based on any increase in the Consumer Price Index-All Urban during such 3-year period. The policies shall name Landlord and any lender of Landlord as an additional insured, and shall contain a clause that the insurer will not cancel or change the insurance without first giving all additional insureds thirty (30) days’ prior written notice. The insurance shall be with an insurance company licensed to do business in Tennessee, and a copy of the policy, or a certificate of insurance together with proof of premium payment, shall be delivered to Landlord initially and at each renewal hereof.

b. Fire and Casualty Insurance. Landlord agrees to keep in full force and effect a policy or policies or broad form, all risk coverage insurance, in amounts not less than eighty percent (80%) of the reasonable reproduction or replacement value of the Premises improvements (including all buildings and structures thereon, and all portions thereof), determined annually, and with no reduction for depreciation, use, wear and tear. Landlord shall obtain at least three (3) separate bids for such insurance (which bids shall be for the same coverage and on comparable terms and conditions), and the least expensive policy shall be selected. With respect to damage or destruction of Premises improvements, which damage or destruction is covered, in whole or in part, by insurance, it is agreed that the proceeds from such insurance which are paid to Landlord shall be used and applied exclusively for the purpose of making replacements or repairs, if and only if such proceeds are sufficient in amount to complete such necessary replacements or repairs, which are paid to Landlord are insufficient therefor, Landlord will provide the deficiency, it being the intent of the parties hereto that Landlord shall have the obligation to rebuild, reconstruct or replace the Premises improvements damaged or destroyed by fire or other casualty with improvements of equal value, whether such casualty shall be insured or not insured against, and whether the proceeds of any such insurance are paid to Landlord. The insurance shall be with a good and A-rated insurance company licensed to do business in Tennessee, and a copy of the policy, or a certificate of insurance together with proof of premium payment, shall be delivered to Tenant initially and at each renewal thereof. For the first calendar year of the Term, Tenant shall pay to Landlord, on or before the Commencement Date, the total cost of such fire and casualty insurance for such period of time. For calendar years following the first calendar year of the Term, Tenant shall pay to Landlord, in advance of such calendar year, Landlord’s total estimated cost of such fire and casualty insurance for such upcoming calendar year. Within one hundred twenty (120) days following the expiration of each calendar year, the estimated cost of such fire and casualty insurance shall be reconciled against the actual cost of such insurance, and any deficiency shall be payable by Tenant to Landlord within ten (10) days following demand. If such reconciliation reveals an overpayment by Tenant, such excess shall be credited against the next installment of Rent due hereunder or, if the Term has then expired, such excess shall be refunded to Tenant within ten (10) days following demand. All amounts due Landlord under this section shall be Additional Rental.

19. Damages from Certain Causes. Landlord shall not be liable or responsible to Tenant for any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, riot, strike, insurrection, war, act or omission of any party other than Landlord, any nuisance or interference caused or created by any property owner other than Landlord, requisition or order of governmental body or authority, court order or injunction, or any cause beyond Landlord’s control or for any damage or inconvenience which may arise through repair or alteration of any part of the Premises as required by this Lease.

20. Hold Harmless.

a. Landlord shall not be liable to Tenant, its agents, servants, employees, contractors, customers or invitees for any damage to person or property caused by any act, omission or neglect of Tenant. Without limiting or being limited by any other indemnity in this Lease, but rather in confirmation and furtherance thereof, Tenant agrees to indemnify, defend by counsel reasonably acceptable to Landlord and hold Landlord harmless of, from and against any and all losses, damages, liabilities, claims, liens, costs and expenses (including, but not limited to, court costs, reasonable attorneys’ fees and litigation expenses) in connection with injury to or death of any person or damage to or theft, loss or loss of the use of any property occurring in or about the Premises arising from Tenant’s occupancy of the Premises, or the conduct of its business or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or due to any other act or omission or willful misconduct of Tenant or any of its agents, employees, contractors, assigns, subtenants, guest or invitees.

b. Tenant shall not be liable to Landlord, its agents, servants, employees, contractors, customers or invitees for any damage to person or property caused by any act, omission or neglect of Landlord. Without limiting or being limited by any other indemnity in this Lease, but rather in confirmation and furtherance thereof, Landlord agrees to indemnify, defend by counsel reasonably acceptable to Tenant and hold Tenant harmless of, from and against any and all losses, damages, liabilities, claims, liens, costs and expenses (including, but not limited to, court costs, reasonable attorneys’ fees and litigation expenses) in connection with injury to or death of any person or damage to or theft, loss or loss of the use of any property occurring in or about the Premises arising from any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed pursuant to the terms of this Lease, or due to any other grossly negligent act or omission or willful misconduct of Landlord or any of its agents or employees.

21. Default and Remedies.

a.	The occurrence of any of the following shall constitute a default under and breach of this Lease by Tenant (an “Event of Default”):

i)	Failure by Tenant to pay any monetary amounts (including Base Rental and Additional Rental) due hereunder within ten (10) days following written notice of non-payment from Landlord to Tenant;

ii)	Abandonment of the Premises (defined as any period of one hundred and eighty (180) consecutive days without operation of Tenant’s business in the Premises);

iii)	Failure by Tenant to observe or perform any of the covenants in respect of assignment and subletting of this Lease;

iv)	Failure by Tenant to cure forthwith, immediately after receipt of notice from Landlord, any hazardous condition which Tenant has created or permitted in violation of law or of this Lease;

v)	Failure by Tenant to complete, execute and deliver any instrument or document required to be completed, executed and delivered by Tenant within twenty (20) days after the initial written demand for same to Tenant;

vi)	Failure by Tenant to observe or perform any other non-monetary covenant, agreement, condition or provision of this Lease, if such failure shall continue for thirty (30) days after written notice thereof from Landlord to Tenant; provided that such thirty (30) day period shall be extended for the time reasonably required to complete such cure, if such failure cannot reasonably be cured within said thirty (30) day period and Tenant commences to cure such failure within said thirty (30) day period and thereafter diligently and continuously proceeds to cure such failure;

vii)	The levy upon execution or the attachment by legal process of the leasehold interest of Tenant, or the filing or creation of a lien in respect of such leasehold interest, which Hen shall not be released or discharged within thirty (30) days from the date of such filing;

viii)	Tenant or any guarantor of Tenant’s obligations under this Lease becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for all or a major part of its property;

ix)	A trustee or receiver is appointed for Tenant, any guarantor of Tenant’s obligations under this Lease or for a major part of either party’s property and is not discharged within sixty (60) days after such appointment;

x)	Any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding for relief under any bankruptcy law or similar law for the relief of debtors, is instituted (A) by Tenant or any guarantor of Tenant’s obligations under this Lease, or (B) against Tenant or any guarantor of Tenant’s obligations under this Lease and is allowed against it or is consented to by it or is not dismissed within sixty (60) days after such institution; or

xi)	Tenant’s repeated failure to observe or perform any of the other covenants, terms or conditions hereof more than three (3) times, in the aggregate, in any period of twelve (12) consecutive months.

b. Upon the occurrence of an Event of Default, Landlord agrees to use reasonable efforts to mitigate its damages, but shall have the option to do and perform any one or more of the following in addition to, and not in limitation of, any other remedy or right permitted it by law or in equity or by this Lease:

i)	Landlord, with or without terminating this Lease, may immediately or at any time thereafter re-enter the Premises and correct or repair any condition which shall constitute a failure on Tenant’s part to keep, observe, perform, satisfy, or abide by any term, condition, covenant, agreement, or obligation of this Lease, and Tenant shall fully reimburse and compensate Landlord, for Landlord’s actual cost incurred, on demand.

ii)	Landlord, with or without terminating this Lease, may immediately or at any time thereafter demand in writing that Tenant vacate the Premises and thereupon Tenant shall vacate the Premises and remove therefrom all property thereon belonging to or placed on the Premises by, at the direction of, or with consent of Tenant within ten (10) days of receipt by Tenant of such notice from Landlord, whereupon Landlord shall have the right to re- enter and take possession of the Premises.

iii)	Landlord, with or without terminating this Lease, may immediately or at any time thereafter, re-enter the Premises and remove therefrom Tenant and all property belonging to or placed on the Premises by, at the direction of, or with consent of Tenant. Any such re-entry and removal by Landlord shall not of itself constitute an acceptance by Landlord of a surrender of this Lease or of the Premises by Tenant and shall not of itself constitute a termination of this Lease by Landlord.

iv)

Landlord, with or without terminating this Lease, may immediately or at any time thereafter relet the Premises or any part thereof for such time or times, at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, and Landlord may make any alterations or repairs to the Premises which it may deem necessary or proper to facilitate such reletting; and Tenant shall pay all reasonable costs of such reletting; and if this Lease shall not have been terminated, Tenant shall continue to pay all rent and all other charges due under this lease up to and including the date of beginning of payment of rent by any subsequent tenant of part or all of the Premises, and thereafter Tenant shall pay monthly during the remainder of the term of this Lease the difference, if any, between the rent and other charges collected from any such subsequent tenant or tenants and the rent and other charges reserved in this Lease, but Tenant shall not be entitled to receive any excess of any such rents collected over the rents reserved herein.

v)	Landlord may immediately or at any time thereafter terminate this Lease, and this Lease shall be deemed to have been terminated upon receipt by Tenant of written notice of such termination; upon such termination Landlord shall recover from Tenant all damages Landlord may suffer by reason of such termination including, without limitation, unamortized sums expended by Landlord for leasing commissions and construction of tenant improvements, all arrearages in rentals, costs, charges, additional rentals, and reimbursements, the cost (including court costs and attorneys’ fees) of recovering possession of the Premises, the cost of any alteration of or repair to the Premises which is necessary or proper to prepare the same for reletting and, in addition thereto, Landlord at its election shall have and recover from Tenant either (A) an amount equal to the excess, if any, of the total amount of all rents and other charges to be paid by Tenant for the remainder of the term of this Lease over the then reasonable rental value of the Premises for the remainder of the term of this Lease, or (B) the rents and other charges which Landlord would be entitled to receive from Tenant pursuant to the provisions of subsection (iv) if the Lease were not terminated. Such election shall be made by Landlord by serving written notice upon Tenant of its choice of one of the two said alternatives within thirty (30) days of the notice of termination.

vi)	The exercise by Landlord of any one or more of the rights and remedies provided in this Lease shall not prevent the subsequent exercise by Landlord of any one or more of the other rights and remedies herein provided. Alt remedies provided for in this Lease are cumulative and may, at the election of Landlord, be exercised alternatively, successively, or in any other manner and are in addition to any other rights provided for or allowed by law or in equity.

vii)

No act by Landlord with respect to the Premises shall terminate this Lease, including, but not limited to, acceptance of the keys, institution of an action for detainer or other dispossessory proceedings, it being understood that this Lease may only be terminated by express written notice from Landlord to

Tenant, and any reletting of the Premises shall be presumed to be for and on behalf of Tenant, and not Landlord, unless Landlord expressly provides otherwise in writing to Tenant.

(c) In the event Landlord fails to perform any of its obligations under this Lease and such non-performance continues for a period of thirty (30) days following written notice of default from Tenant, Landlord shall be deemed to be in material default of this Lease, and Tenant shall have all remedies available at law, in equity or under this Lease; provided, however, that such thirty (30) day period shall be extended for the time reasonably required to complete such cure, if such failure cannot reasonably be cured within said thirty (30) day period and Landlord commences to cure such failure within said thirty (30) day period and thereafter diligently and continuously proceeds to cure such failure.

22. Late Payments. In the event any installment of any Rental owed by Tenant hereunder is not paid within 10 days, Tenant shall pay a late charge equal to the greater of $ 100.00 or five percent (5%) of the amount due. The parties agree that such charge is a fair and reasonable estimate of Landlord’s administrative expense incurred on account of late payment. Should Tenant make a partial payment of past due amounts, the amount of such partial payment shall be applied first to reduce all accrued and unpaid late charges, in inverse order of their maturity, and then to reduce all other past due amounts, in inverse order of their maturity.

23. Attorney’s Fees. If either party initiates any action to enforce its rights under this Lease or the terms hereof, the prevailing party shall be entitled to collect from the other party all court costs, reasonable attorneys fees and litigation expenses, including, but not limited to, costs of depositions and expert witnesses, that the prevailing party actually incurs in connection with such action.

24. No Waiver of Rights. No failure or delay of Landlord to exercise any right or power given it herein or to insist upon strict compliance by Tenant of any obligation imposed on it herein and no custom or practice of either party hereto at variance with any term hereof shall constitute a waiver or a modification of the terms hereof by Landlord or any right it has herein to demand strict compliance with the terms hereof by Tenant. No waiver of any right of Landlord or any default by Tenant on one occasion shall operate as a waiver of any of Landlord’s other rights or of any subsequent default by Tenant. No express waiver shall affect any condition, covenant, rule, or regulation other than the one specified in such waiver and then only for the time and in the manner specified in such waiver. No person has or shall have any authority to waive any provision of this Lease unless such waiver is expressly made in writing and signed by an authorized officer of Landlord.

25. Holding Over. In the event of holding over by Tenant after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay as rent for such holdover period one hundred fifty percent (150%) of the Rental that would have been payable if this Lease had not so terminated or expired). No holding over by Tenant after the term of this Lease shall be construed to extend this Lease, and Tenant shall be deemed a tenant at will, terminable on five (5) days notice from Landlord. In the event of any unauthorized holding over, Tenant shall indemnify Landlord against all claims for damages by any other tenant to whom Landlord shall have leased all or any part of the Premises effective upon the termination of this Lease.

26. Subordination.

a. If this Lease (and all its terms and conditions) shall become subject and subordinate to any mortgages or deeds of trust covering the Premises, whether or not for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, the holder of any such mortgage or deed of trust (any of the foregoing, a “Holder”), shall execute a subordination, non-disturbance and attornment agreement in form and content reasonably acceptable to Tenant and such mortgagee providing (in part) that as long as an event of default on the part of Tenant is not in existence, Tenant shall not be disturbed in its possession of the Premises or have its rights hereunder terminated or modified by such mortgagee, except pursuant to the provisions of this Lease.

b. Tenant agrees that if Landlord defaults in the performance or observance of any covenant or condition of this Lease required to be performed or observed by Landlord hereunder, Tenant will give written notice specifying such default by certified or registered mail, postage prepaid, to any Holder of which Tenant has been notified in writing, and before Tenant exercises any right or remedy which it may have on account of any such default of Landlord, such party shall have the same amount of time as is afforded Landlord to cure such default of Landlord. Whether or not any deed of trust or mortgage is foreclosed, or any Holder succeeds to any interest of Landlord under this Lease, no Holder shall have any liability to Tenant for any security deposit paid to Landlord by Tenant hereunder, unless such security deposit has actually been received by such Holder. No Holder of which Tenant has been notified, in writing, shall be bound by any amendment or modification of this Lease made without the written consent of such Holder, nor shall any such party be liable for any defaults of Landlord under this Lease.

27. Estoppel Certificate. Tenant agrees that, from time to time upon request by Landlord, or any existing or prospective mortgagee or ground lessor, Tenant will complete, execute and deliver a written estoppel certificate certifying (a) that this Lease is unmodified and is in full force and effect (or if there have been modifications, that this Lease, as modified, is in full force and effect and setting forth the modifications); (b) the amounts of the monthly installments of Base Rental, Additional Rental and other sums then required to be paid under this Lease by Tenant; (c) the date to which the Base Rental, Additional Rental and other sums required to be paid under this Lease by Tenant have been paid; (d) that Landlord is not in default under any of the provisions of this Lease, or if in default, the nature thereof in detail and what is required to cure same; and (e) such other information concerning the status of this Lease or the parties’ performance hereunder reasonably requested by Landlord or the party to whom such estoppel certificate is to be addressed.

28. Sublease or Assignment by Tenant.

a. The Tenant shall not, without the Landlord’s prior written consent, (i) assign, convey, mortgage, pledge, encumber, or otherwise transfer (whether voluntarily, by operation of law, or otherwise) this Lease or any interest hereunder; (ii) allow any lien to be placed upon Tenant’s interest hereunder; (iii) sublet the Premises or any part thereof; or (iv) permit the use or occupancy of the Premises or any part thereof by anyone other than Tenant or Tenant’s subsidiaries. Any attempt to consummate any of the foregoing without Landlord’s consent shall be void and of no force or effect. For purposes hereof, the transfer of the ownership or voting rights in a controlling interest of the voting stock of Tenant (if Tenant is a corporation) or the transfer of a general partnership interest or a majority of the limited partnership or membership interest in Tenant (if Tenant is a partnership or limited liability company), at any time throughout the term of this Lease, shall be deemed to be an assignment of this Lease.

b. For any proposed assignment or subletting Tenant shall submit to Landlord a copy of the proposed sublease or assignment, and such additional information concerning the business, reputation and creditworthiness of the proposed sublessee or assignee as shall be sufficient to allow Landlord to form a commercially reasonable judgment with respect thereto. If Landlord approves any proposed sublease or assignment, Landlord shall receive from Tenant as Additional Rental fifty percent (50%) of any rents or other sums received by Tenant pursuant to said sublease or assignment in excess of the rentals payable to Landlord by Tenant under this Lease (after deducting all of Tenant’s reasonable costs associated therewith, including reasonable brokerage fees and the reasonable cost of remodeling or otherwise improving the Premises for said sublessee or assignee), as such rents or other sums are received by Tenant from the approved sublessee or assignee. Landlord may require that any rent or other sums paid by a sublessee or assignee be paid directly to Landlord.

c. Notwithstanding the giving by Landlord of its consent to any subletting, assignment or occupancy as provided hereunder or any language contained in such lease, sublease or assignment to the contrary, unless this Lease is expressly terminated by Landlord, Tenant shall not be relieved of any of Tenant’s obligations or covenants under this Lease and Tenant shall remain fully liable hereunder.

d. Notwithstanding anything in this Lease to the contrary, so long as Tenant remains jointly and severally liable for all of its obligations under this Lease, Tenant shall have the right, without Landlord’s consent, to assign or transfer its interest in this Lease: (i) in connection with a merger or reorganization of Tenant or a sale of all or substantially all of Tenant’s assets (so long as such assignee expressly assumes all of Tenant’s obligations under this Lease in writing); (ii) to an entity wholly or partially owned or controlled by, or under common control with, Tenant; or (iii) to an entity whose (A) net worth is equal to or greater than the greater of the net worth or Tenant (1) on the date of this Lease or (2) at the time of such assignment; and (B) use of the Premises will be for banking and financial services; general business office use; or any other reputable business activity approved by Landlord in its reasonable discretion.

29. Quiet Enjoyment. Landlord covenants that Tenant shall and may peacefully have, hold and enjoy the Premises free from hindrance by Landlord or any person claiming by, through or under Landlord but subject to the other terms hereof, provided that Tenant pays the Base Rental, Additional Rental, and any other sums herein recited to be paid by Tenant and performs all of Tenant’s covenants and agreements herein contained. It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during the ownership of the Landlord’s interest hereunder.

30. Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder, in the Premises, and in such event and upon such transfer no further liability or obligation shall thereafter accrue against Landlord hereunder.

31. Limitation of Landlord’s Personal Liability. Tenant specifically agrees to look solely to Landlord’s equity interest Premises for the recovery of any monetary judgment against Landlord, it being agreed that Landlord (and its partners, members and shareholders) shall never be personally liable for any such judgment. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors-in-interest or any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord.

32. Force Majeure. Landlord and Tenant (except with respect to the payment of Base Rental or Additional Rental or any other monetary obligation under this Lease) shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Lease when prevented from so doing by a cause or causes beyond the Landlord’s or Tenant’s (as the case may be) control (excluding financial inability to perform), which shall include, without limitation, all labor disputes, governmental regulations or controls, fire or other casualty, inability to obtain any material or services, acts of God, or any other cause not within the reasonable control of Landlord or Tenant (as the case may be).

33. Surrender of Premises. Upon the termination of this Lease by lapse of time or otherwise or upon the earlier termination of Tenant’s right of possession, Tenant shall quit and surrender possession of the Premises (including all leasehold improvements made or installed by

Tenant or by Landlord) to Landlord, broom clean, in the same condition as upon delivery of possession to Tenant hereunder, normal wear and tear excepted. Before surrendering possession of the Premises, Tenant shall, without expense to Landlord, remove all signs, furnishings, equipment, trade fixtures, merchandise and other personal property installed or placed in the Premises and all debris and rubbish, and Tenant shall repair all damage to Premises resulting from such removal. If Tenant fails to remove any of the signs, furnishings, equipment, trade fixtures, merchandise and other personal property installed or placed in the Premises by the expiration of the Term or earlier termination of this Lease, then Landlord may, at its sole option, (i) deem any or all of such items abandoned and the sole property of Landlord; or (ii) remove any and all such items and dispose of same in any manner. Tenant shall pay Landlord on demand any and all expenses incurred by Landlord in the removal of such items, including, without limitation, the cost of repairing any damage to the Premises caused by such removal and storage charges (if Landlord elects to store such property).

34. Notices. Any notice or other communications required or permitted to be given under this Lease must be in writing and shall be effectively given or delivered if (a) hand delivered to the addresses for Landlord and Tenant stated below, (b) sent by certified or registered United States Mail, return receipt requested, to said addresses, (c) sent by nationally recognized overnight courier (such as Federal Express, UPS Next Day Air or Airborne Express), with all delivery charges paid by the sender and signature required for delivery, to said address; or (d) sent by facsimile to the facsimile numbers for Landlord and Tenant stated below and actually received, as evidenced by facsimile confirmation report, by Landlord or Tenant, as the case may be. Any notice mailed shall be deemed to have been given upon receipt or refusal thereof. Notice effected by hand delivery shall be deemed to have been given at the time of actual delivery. Either party shall have the right to change its address to which notices shall thereafter be sent and the party to whose attention such notice shall be directed by giving the other party notice thereof in accordance with the provisions of this Section.

Landlord:	Columbia Avenue Partners, LLC
320 Main Street, Suite 230
Franklin, Tennessee 37064
Facsimile: (615) 794-7910

Copy to:	Bone McAllester Norton PLLC
511 Union Street, Suite 1600
Nashville, Tennessee 37219
Attention: Jack Stringham, Esq.
Facsimile: (615) 238-6301

Tenant:	Franklin Synergy Bank
722 Columbia Avenue
Franklin, Tennessee 37064
Facsimile: (615) 236-4639

35. Right of First Refusal. Landlord hereby grants to Tenant an ongoing right of refusal (the “Right of Refusal”), during the Term, to purchase the Premises upon the terms and conditions set forth below in this Section 35. If at any time during the Term, Landlord receives a bona fide offer that is acceptable to Landlord in Landlord’s sole and absolute discretion (an “Offer”) from a prospective purchaser of the Premises desirous of purchasing the Premises, then Landlord shall offer to Tenant in writing (the “Refusal Notice”) the right to purchase the Premises on the same terms and conditions as are set forth in the Offer. The Refusal Notice shall set forth all salient terms and conditions of the Offer, including, without limitation, (i) the offered price or consideration, (ii) the offered closing date, and (iii) any and all material terms of the conveyance so proposed. Tenant shall have the right to exercise the Right of Refusal by delivering written notice of such exercise to Landlord within thirty (30) days after delivery of the Refusal Notice to Tenant. If Tenant exercises the Right of Refusal, Tenant shall have the right to purchase the Premises on all the same terms and conditions as are set forth in the Offer and the Refusal Notice. Tenant’s rights under this Section 35 shall not be assignable or transferable.

36. Participation in Sale Proceeds. If Landlord sells the Premises at any time within the first three (3) years of the Term to any party other than Tenant or any subsidiary of Tenant (whether pursuant to the provisions of Section 35 or otherwise), then Tenant shall receive from Landlord ten percent (10%) of Landlord’s Profit (defined below) from such sale. Whether Landlord sells the Premises, and the terms and conditions of such sale, shall be in the sole and absolute discretion of Landlord and not subject to review or approval by Tenant. Notwithstanding anything herein to the contrary, nothing contained in this section shall be deemed to reduce or terminate the Term unless Landlord and Tenant shall expressly consent to the same in writing.

For purposes of this Section 36, the term “Profit” means:

a. During the first year of the Term, the difference between (i) the net proceeds from the sale of the Premises and (ii) the cost of the Premises to Landlord in the amount of $5,000,000.00;

b. During the second year of the Term, the difference between (i) the net proceeds from the sale of the Premises and (ii) the cost of the Premises to Landlord in the amount of $5,250,000.00; or

c. During the third year of theTerm, the difference between (i) the net proceeds from the sale of the Premises and (ii) the cost of the Premises to Landlord in the amount of $5,512,500.00.

37. Miscellaneous.

a. This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord, and shall be binding upon and inure to the benefit of Tenant, its successors, and, to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns.

b. All rights and remedies of Landlord and Tenant under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law. This Lease is declared to be a Tennessee contract, and all of the terms hereof shall be construed according to the laws of the State of Tennessee.

c. This Lease may not be altered, changed or amended, except by an instrument in writing executed by all parties hereto.

d. If Tenant is a corporation, partnership, limited liability company or other entity, Tenant warrants that all consents or approvals required of third parties (including but not limited to its Board of Directors, partners or members) for the execution, delivery and performance of this Lease have been obtained and that Tenant has the right and authority to enter into and perform its covenants contained in this Lease.

e. To the extent permitted by applicable law, the parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this lease, the relationship of landlord and tenant, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage. In the event Landlord commences any proceedings for nonpayment of rent or any other amounts payable hereunder, Tenant shall not interpose any counterclaim of whatever nature or description in any such proceeding, unless the failure to raise the same would constitute a waiver thereof. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in any separate action brought by Tenant.

f. If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

g. Time is of the essence in this Lease.

h. Tenant represents and warrants to Landlord that Tenant did not deal with any broker in connection with this Lease. Tenant shall indemnify, defend and hold Landlord harmless of, from and against any and all losses, damages, liabilities, claims, liens, costs and expenses (including, without limitation, court costs, reasonable attorneys’ fees and litigation expenses) arising from any claims or demands of any other broker or brokers or finders for any commission alleged to be due such other broker or brokers or finders claiming to have dealt with Tenant in connection with this Lease or with whom Tenant hereafter deals or whom Tenant employs.

i. If Tenant comprises more than one person, corporation, partnership, limited liability company or other entity, the liability hereunder of all such persons, corporations, partnerships or other entities shall be joint and several.

j. Landlord’s receipt of any monetary amount due hereunder (including Base Rental and Additional Rental) payable by Tenant hereunder with knowledge of the breach of a covenant or agreement contained in this Lease shall not be deemed a waiver of the breach. No acceptance by Landlord of a lesser amount than the full and complete installment of monetary amount due under this Lease (including Base Rental and Additional Rental) which is due shall be considered, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed, an accord and satisfaction. Landlord may accept a check or payment without prejudice to Landlord’s right to recover the balance due or to pursue any other remedy provided in this Lease.

k. Submission of this instrument for examination shall not constitute a reservation of or option to lease the Premises or in any manner bind Landlord, and no lease or obligation on Landlord shall arise until this instrument is signed and delivered by Landlord and Tenant.

l. Any claim, cause of action, liability or obligation arising under the term of this Lease and under the provisions hereof in favor of a party hereto against or obligating the other party hereto and all of Tenant’s indemnification obligations hereunder shall survive the expiration or any earlier termination of this Lease.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed and sealed this Lease as of the date aforesaid.

LANDLORD:

COLUMBIA AVENUE PARTNERS, LLC

By:

Title:	Managing Partner

TENANT:

FRANKLIN SYNERGY BANK

By:

Title:	EVP, CFO

EXHIBIT A

Description of Premises

All that tract or parcel of land in Williamson County, Tennessee, and being more particularly described as follows:

Beginning at an iron pin on the westerly margin of Columbia Avenue at the southeast comer of the City of Franklin property, as of record in Book 2789, Page 664, Register’s Office for Williamson County, Tennessee and being more particularly described as follows:

1. Thence S 11°02’03” W, 91.84 feet along Columbia Avenue to a P.K. nail;

2. Thence N 79°37’11” W, 175.51 feet along the Carlisle property line to an iron pin;

3. Thence S 12°17’16” W, 15.09 feet along the Carlisle property line to a pipe;

4. Thence N 80°48’21” W, 53.98 feet along the Mercy Health Services property line to an iron pin;

5. Thence N 11°42’46” E, 244.92 feet along the Baisden property line to an iron pin;

6. Thence S 43°06’41” E, 58.37 feet to an iron pin;

7. Thence S 72°12’55” E, 69.01 feet to an iron pin;

8. Thence S 14°33’02” W, 79.11 feet along the City of Franklin property line to an iron pin;

9. Thence S 72°34’45” E, 116.62 feet along the City of Franklin property line to the point of beginning, containing 34,903.35 square feet or 0.80 acres.

Being the same property conveyed to Columbia Avenue Partners, LLC, a Tennessee limited liability company by deed from Larry L. Padgett, or record in Book 4667, page 446, Register’s Office for said county.

EXHIBIT B

Form of Commencement Agreement

COMMENCEMENT AGREEMENT

THIS COMMENCEMENT AGREEMENT (this “Agreement”), made and entered into as of this 4 day of May, 2010, is by and between COLUMBIA AVENUE PARTNERS, LLC, a Tennessee limited liability company, (“Landlord”), and FRANKLIN SYNERGY BANK, a Tennessee banking corporation (“Tenant”).

A. Tenant and Landlord entered into that certain Triple Net Office Lease Agreement dated May 4, 2010 (the “Lease”), for certain improved real property municipally known as 722 Columbia Avenue located in Franklin, Williamson County, Tennessee, consisting of approximately 16,153 rentable square feet, being more particularly described in the Lease; and

B. The parties desire to precisely establish the Commencement Date as set forth below.

NOW, THEREFORE, in consideration of the mutual and reciprocal promises herein contained, and pursuant to Section 2 of the Lease, Tenant and Landlord hereby agree that the Lease is hereby modified as follows:

1. The term of the Lease by and between Landlord and Tenant actually commenced on May 7, 2010 (the “Commencement Date”).

2. Except as modified and amended by this Agreement, the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be duly executed, as of the day and year first above written.

LANDLORD:		TENANT:

COLUMBIA AVENUE PARTNERS, LLC		FRANKLIN SYNERGY BANK

By:		By:

Title:	Managing Partner	Title:	EVP, CFO

EXHIBIT C

Landlord’s Work and Tenant Improvement Allowance

Landlord’s Work

Before the Commencement Date, Landlord shall complete on the Premises construction of the two-story, warm “white box” building shown on the plans and drawings attached hereto as Exhibit C-1, which building shall consist of two floors (the first floor consisting of approximately 6,392 square feet and the second floor consisting of approximately 9,761) and shall include base electrical, plumbing, and mechanical systems (the “Landlord’s Work”). Landlord anticipates that Landlord’s Work shall be complete by May 1, 2010, but Landlord does not guarantee this anticipated completion date and Tenant represents and warrants that it is not relying on this anticipated completion date. Notwithstanding the foregoing, if Landlord’s Work is not complete by September 1, 2010, Tenant shall have a continuing right to terminate this Lease upon written notice to Landlord, in which event neither party shall have any further obligation to the other hereunder.

Landlord warrants to Tenant that Landlord’s Work shall be completed (i) in a good and workmanlike manner and (ii) in accordance with the requirements of all applicable laws, codes and ordinances of governmental authorities having jurisdiction over the Premises. Landlord further hereby assigns to Tenant all third-party warranties granted to Landlord in connection with Landlord’s Work.

Tenant Improvement Allowance

Following completion of Landlord’s Work and delivery of the Premises to Tenant, Landlord shall provide Tenant with an improvement allowance (the “Tenant Improvement Allowance”) of $20 per square foot of the building constructed under Landlord’s Work. The Tenant Improvement Allowance shall be payable to Tenant no earlier than the Commencement Date.

EXHIBIT C-1

Building Plans and Drawings

[See attached.]

EXHIBIT C-2

Delivery of Premises to Tenant